Volta Inc. Reports Third Quarter Financial Results

•Third quarter revenue increased 69% year-over-year to $14.4 million
•Record media revenue of $12.2 million, an increase of 9% quarter-over-quarter and 66% year-over-year
•Volta’s network of installed charging stalls was 3,093 as of September 30, 2022, adding 173 charging stalls, up 6% quarter-over-quarter and up 45% year-over-year
•Volta MediaTM Network surpassed 5,700 screens, and one billion monthly media impressions; new advertisers included Google, Neiman Marcus, FIJI Water, Peacock, and Capital One; repeat advertisers included Jeep, Target, Disney, Bank of America, and Coca-Cola
•Volta reduced run-rate cash SG&A by 43%, which included a 54% reduction of U.S. full-time headcount

NEW YORK, NY (November 14, 2022) – Volta Inc. (NYSE: VLTA, VLTA WS) (“Volta” or the “Company”), an industry-leading electric vehicle (“EV”) charging and media company, today announced financial results for its third quarter ended September 30, 2022.

“Volta’s business continues to grow, demonstrating the power and value of our business model and media network,” said Vince Cubbage, Interim CEO at Volta. “While Volta’s short-term challenges have been significant, we continue to take aggressive action to reduce costs and grow revenue, while positioning the Company for long-term success. We're a powerful dual energy and media network, delivering the best charging solution for drivers, advertisers, commercial properties, and municipalities. I remain as excited as ever about the opportunity in front of us and the prospects for our business.”

Third Quarter and Recent Business Highlights

Organizational Realignment & Cost Reductions: Volta reduced run-rate cash SG&A by 43%, which included a 54% reduction of U.S. full-time headcount. The Company continued to streamline the organization and prioritize resources toward revenue-driving initiatives, including expanding its digital advertising business and accelerating its role as an EV charging partner for commercial properties and government agencies.

Federal Funds: Volta realigned a component of its sales organization to emphasize its unique offerings as an ideal public-private partner for state and federal government agencies to ensure high-value deployment of the $7.5 billion of federal funding under the Bipartisan Infrastructure Law. Results of this realignment include Volta’s work with the City of Hoboken, which demonstrates the attractiveness of Volta’s model to communities developing EV charging infrastructure to serve growing demand. Volta will continue to prioritize future EV charging station installations that qualify for government-provided funds by leveraging its PredictEV® infrastructure planning software. By analyzing multiple data sources, including local economic and equity data, PredictEV can identify locations within Volta’s signed pipeline of over 7,200 EV charging stalls, nearly 4,000 of which Volta believes satisfy the government’s requirements.

Accelerating National Digital Advertising Business: In the quarter, the Volta Media™ Network surpassed 5,700 screens, and one billion monthly media impressions. This network footprint, combined with advanced digital media capabilities such as data-driven audience targeting, programmatic media buying, dynamic creative triggers, mobile retargeting, and a suite of measurement analytics, offered value to an increasingly diversified roster of clients. AdExchanger recently awarded Volta the Best Commerce Media Technology for its campaign with Coca-Cola®, demonstrating the power of the Volta Media Network to drive measurable sales for leading advertisers.

Third Quarter 2022 Financial Highlights

•Total third quarter revenue increased 69% year-over-year to $14.4 million.
•Record media revenue of $12.2 million, an increase of 9% quarter-over-quarter and 66% year-over-year.

Revenue by Category

	Three months ended September 30,
	2022	2021
Revenues	(in thousands)
Media Revenue	$12,245	$7,360
Network Development	1,878	1,071
Charging Network Operations	38	(1)
Network Intelligence	196	60
Total Revenues	$14,357	$8,490

•Selling, general and administrative expenses were $40.0 million, compared to $55.7 million in the prior-year period.
•Net loss was $42.5 million, compared to a loss of $69.7 million in the prior-year period.
•Adjusted EBITDA was $30.9 million loss, compared to $22.1 million loss in the prior-year period.
•Cash and marketable securities were $15.6 million as of September 30, 2022.
•Weighted-average shares outstanding for the three months ended September 30, 2022 were 168.8 million.
Total Stalls Connected, including for Network Development Customers
In the third quarter, Volta’s installed base increased by 173 stalls, bringing Volta’s installed base of total stalls connected as of September 30, 2022 to 3,093, representing a 45% year-over-year increase. A stall is attributed to a station based on the number of vehicles that can charge concurrently from that station, and there are certain configurations of Volta sites where one station is capable of charging more than one vehicle at a time. The Company now has stalls in 31 states and territories.

Webcast and Conference Call Information
Company management will host a webcast and conference call on November 14, 2022, at 5:00 p.m. Eastern Time, to discuss the Company’s financial results and business operations updates.

Interested investors and other parties can listen to a webcast of the live conference call and access the Company’s third quarter update presentation by logging onto the Investor Relations section of the Company’s website at https://investors.voltacharging.com/.

The conference call can be accessed live over the phone by dialing +1-888-999-6281 (domestic) or +1-848-280-6550 (international). A telephonic replay will be available approximately three hours after the call by dialing +1-844-512-2921, or for international callers, +1-412-317-6671. The pin number for the replay is 11152525. The replay will be available until 11:59 p.m. Eastern Time on November 28, 2022.

About Volta Inc.
Volta Inc. (NYSE: VLTA) is an industry-leading electric vehicle (“EV”) charging and media company. Volta's unique network of charging stations powers vehicles and drives business growth while accelerating a clean energy future. Volta delivers value to site hosts, brands, and consumers by installing charging stations that feature large-format digital advertising screens located steps away from the entrances of popular commercial locations. Retailers can attract and influence foot traffic, advertisers can precisely target audiences, and EV drivers can charge their vehicles seamlessly as they go about their daily routines. Volta's extensive network leverages its proprietary PredictEV® platform, which uses sophisticated behavioral science and machine learning technology to help commercial property owners, cities, and electric utilities plan EV infrastructure intelligently, efficiently, and equitably. To learn more, visit www.voltacharging.com.

Non-GAAP Financial Information
This press release contains references to EBITDA and Adjusted EBITDA of Volta, which are adjusted from results based on generally accepted accounting principles in the United States (“GAAP”) and exclude certain expenses, gains and losses. The Company defines and calculates EBITDA as net loss attributable to Volta before the impact of interest income or expense, provision for income taxes, depreciation and amortization. The Company defines and calculates Adjusted EBITDA as EBITDA adjusted to exclude stock-based compensation expense and change in fair value of warrant liabilities.

These non-GAAP financial measures are provided to enhance the user’s understanding of our prospects for the future and the historical performance for the context of the investor. The Company’s management team uses these non-GAAP financial measures in assessing performance, as well as in planning and forecasting future periods. These non-GAAP financial measures are not computed according to GAAP and the methods the Company uses to compute them may differ from the methods used by other companies. Non-GAAP financial measures are supplemental, should not be considered a substitute for financial information presented in accordance with GAAP and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.

Refer to the attached financial supplement for a reconciliation of these non-GAAP financial measures to their most directly comparable GAAP measures for the three and nine months ended September 30, 2022, and 2021.

Total Stalls Installed
Volta management considers “Total Stalls Installed” as the total size of its installed charging network at the end of the period, including Volta-owned and network development customer-owned charging stations operated by Volta. Volta’s management uses Total Stalls Installed for internal network planning and forecasting purposes, including evaluating the potential Media (previously Behavior and Commerce) revenue generating capacity of its charging network, which is generated through delivery of content by Volta’s advertisers across both Volta-owned and its network development customer-owned charging stalls. In addition, Total Stalls Installed provides the basis for Volta’s assessment of its charging network operations. Volta believes that this performance measure provides meaningful, supplemental information regarding the Volta charging network that helps illustrate trends in its business and operating performance. Volta believes that this performance measure is helpful to its investors as it is used by management in assessing the growth of the Volta charging network.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of federal securities laws, including statements regarding Volta’s future business, operations and financial performance. These forward-looking statements generally are identified by words such as “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “may,” “opportunity,” “plan,” “potential,” “project,” “should,” “strategy,” “will,” “would,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to the factors, risks and uncertainties included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as updated in our subsequent Quarterly Reports on Form 10-Q, as such factors may be updated from time to time in our other filings with the Securities and Exchange Commission (the "SEC"), accessible on the SEC’s website at www.sec.gov and the Investor Relations section of our website at www.voltacharging.com. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and, except as required by law, we assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

For Investor/Analyst:
Drew Lipsher, Chief Development Officer
Drew@voltacharging.com

For Media/Press:
Jette Speights, SVP of Communications
Jette.Speights@voltacharging.com

Volta Inc.

Unaudited Condensed Consolidated Balance Sheets

	September 30, 2022	December 31, 2021
	(in thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$15,646	$262,260
Accounts receivable, net	18,515	12,587
Inventory	2,132	2,726
Prepaid partnership costs	7,965	8,982
Prepaid expenses and other current assets	12,582	12,091
Total current assets	56,840	298,646
Operating lease right-of-use assets, net	95,503	76,364
Property and equipment, net	202,160	97,728
Restricted cash	12,953	—
Other noncurrent assets	742	321
Intangible assets, net	1,254	643
Goodwill	221	221
Total assets	$369,673	$473,923

LIABILITIES
Current liabilities:
Accounts payable	36,084	18,461
Accrued expenses and other current liabilities	22,322	20,168
Current portion of operating leases	9,082	5,952
Deferred revenue	13,352	8,450
Term loan payable, net of unamortized issuance costs - current	15,998	15,998
Warrant liabilities	5,094	27,071
Total current liabilities	101,932	96,100
Term loan payable, net of unamortized issuance costs and current term loan payable	11,999	23,997
Noncurrent operating leases	81,383	64,422
Other noncurrent liabilities	8,182	7,268
Total liabilities	$203,496	$191,787

STOCKHOLDERS’ EQUITY
Class A and Class B common stock, $0.0001 and $0.0001 par value respectively: 400,000,000 (Class A 350,000,000, Class B 50,000,000) shares authorized as of both September 30, 2022 and December 31, 2021	17	16
Additional paid-in capital	722,867	710,638
Accumulated other comprehensive income	134	213
Accumulated deficit	(556,841)	(428,731)
Total stockholders’ equity	166,177	282,136
Total liabilities and stockholders’ equity	$369,673	$473,923

Volta Inc.

Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(in thousands, except share data)
OPERATING REVENUE
Service	$13,987	$8,058	$36,752	$19,115
Product	124	372	399	670
Other	246	60	936	387
Total operating revenue	14,357	8,490	38,087	20,172

OPERATING EXPENSE
Service costs	8,665	5,347	27,871	15,087
Product costs	143	528	440	881
Selling, general and administrative	40,015	55,664	140,172	133,873
Depreciation and amortization	5,252	3,116	13,564	7,812
Other operating expense	854	203	2,532	1,067
Total operating expense	54,929	64,858	184,579	158,720
Operating Loss	(40,572)	(56,368)	(146,492)	(138,548)

OTHER EXPENSE (INCOME)
Interest expense, net	1,080	1,639	3,592	5,030
Other expense, net	—	188	—	467
Change in fair value of warrant liabilities	873	11,554	(21,978)	11,436
Total other expense (income)	1,953	13,381	(18,386)	16,933
LOSS BEFORE INCOME TAXES	(42,525)	(69,749)	(128,106)	(155,481)
Income tax expense	2	—	4	24
NET LOSS	$(42,527)	$(69,749)	$(128,110)	$(155,505)

OTHER COMPREHENSIVE LOSS
Foreign currency translation adjustment	(137)	—	(79)	—
TOTAL COMPREHENSIVE LOSS	$(42,664)	$(69,749)	$(128,189)	$(155,505)

Weighted-average Class A common stock outstanding, basic and diluted	168,750,399	65,923,212	163,265,514	27,998,369
Net loss per share Class A common stock, basic and diluted	$(0.25)	$(0.94)	$(0.76)	$(4.20)
Weighted-average Class B common stock outstanding, basic and diluted	—	8,481,143	6,077,937	8,998,756
Net loss per share Class B common stock, basic and diluted	$—	$(0.94)	$(0.76)	$(4.20)

Volta Inc.

Non-GAAP Reconciliation

EBITDA and Adjusted EBITDA
The following table provides a reconciliation of EBITDA and Adjusted EBITDA to net loss, the most directly comparable U.S. GAAP measure reported in Volta’s unaudited condensed consolidated financial statements for the following periods:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(in thousands)
Net loss	$(42,527)	$(69,749)	$(128,110)	$(155,505)
Income tax expense	2	—	4	24
Interest expense, net	1,080	1,639	3,592	5,030
Depreciation and amortization	5,252	3,116	13,564	7,812
EBITDA	$(36,193)	$(64,994)	$(110,950)	$(142,639)
Stock-based compensation	4,376	31,312	27,207	78,112
Change in fair value of warrant liabilities	873	11,554	(21,978)	11,436
Adjusted EBITDA	$(30,944)	$(22,128)	$(105,721)	$(53,091)